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                                                             Exhibit 10.17


                          CONSULTING SERVICES AGREEMENT

         THIS CONSULTING SERVICES AGREEMENT (the "Agreement"), is made and entered into as of April 28, 1998 (the "Effective Date"), by and between Corporate Office Properties Trust, formerly known as Royale Investments, Inc. (the "Company"), with offices at One Logan Square, Suite 1105, Philadelphia, PA 19103, and Net Lease Finance Corp., a Delaware corporation, d/b/a Corporate Office Services with offices at 134 Eaton Way, Cherry Hill, New Jersey 08003 (the "Consultant").

                                    RECITALS

         A. The Company desires to engage Consultant, on a non-exclusive basis, to identify investment opportunities relating to the acquisition of certain types of real estate assets.

         B. The Consultant is willing to make such investment opportunities available to the Company pursuant to a right of first refusal and other rights as contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

                                   AGREEMENTS

1. Engagement of Consultant. The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, to provide consulting services upon the terms and conditions of this Agreement.

2. Services.

         (a) Consulting Services. During the term of this Agreement, the Consultant shall devote such time, energy, skills and attention to the business and affairs of the Company and its Affiliates (as hereinafter defined) as are reasonably required in the performance of consulting services to the Company with respect to advising the Company's management concerning, and assisting in the identification, analysis, structuring, negotiation of terms and closing of Investment Opportunities (as hereinafter defined) for the Company and any Affiliate thereof designated by the Company involving Covered Transactions (as hereinafter defined) (hereinafter collectively referred to as the "Services"). Certain employees of Consultant approved by the Company shall be assigned to perform services for the Company (collectively and individually, the "Employee"). With respect to Services provided to the Company, the Consultant shall cause such Employee to be subject to the orders, directives and investment and underwriting policies as in effect from time to time of the Company's CEO or, in his absence, the Chairman of the Board, and to those of the Company's Board of Directors or such committee as it shall designate, and as are communicated by the Company to the Consultant. For purposes of this Agreement, "Investment Opportunities" means those business opportunities that relate to the acquisition of real estate assets, and the assets and/or equity or debt securities of companies and other entities owning or having interests, including without


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limitation, operating partnership interests, in such real estate assets.
"Covered Transactions" means transactions that involve real estate assets for use primarily as offices, medical offices, office flex and related commercial properties, and such classes of real estate assets or properties as may be specified by the Company from time to time as fitting within the investment polices of the Company then in effect, as such investment policies may be formulated by the CEO and the Board of Directors or by such person or committee as he or it shall delegate, and which shall be communicated to the Consultant on a current basis, and Covered Transactions may include other types of real estate assets primarily in the context of a mixed-use portfolio (the "Other Assets"). For purposes of this Agreement, the term "Affiliate" shall mean any legal entity which is now or hereafter fifty percent (50%) or more owned and controlled, directly or indirectly, by the Company, or which owns, directly or indirectly, fifty percent (50%) or more of the voting stock or securities or voting rights of the Company.

         (b) Change of Name; License of Trade Name. The Company and/or the Consultant, as mutually agreed upon, shall promptly following execution of this Agreement, file or cause to be filed a change of name registration or equivalent filing with the New Jersey Secretary of State, and in such other jurisdictions, if any, in which the Company or the Consultant is required to do so, registering "Corporate Office Services, Inc." as the official name of the Consultant (the "Trade Name"). The Company hereby grants the Consultant an exclusive license in and to the Trade Name solely for use in connection with the performance of the Services hereunder, which license shall be revocable by the Company at any time, with or without cause.

         (c) Exclusivity as to Covered Transactions; Right of First Refusal. During the term of this Agreement, the Consultant shall identify to the Company Investment Opportunities in respect of Covered Transactions, subject to the provisions of this paragraph (c) and subparagraph (f). If the Company does not enter into a contract with respect to any such Investment Opportunity within twelve (12) months following the Consultant's advice thereof (the "Exclusive Period"), or if the Company's CEO advises the Consultant in writing at any time that it is not interested in pursuing such Investment Opportunity, then in either such case the Consultant shall have the right thereafter to pursue such Investment Opportunity for its own account or to identify and pursue same on behalf of any other third party. In the event the assets and/or securities involved in such Investment Opportunity are thereafter acquired by the Consultant or by a third party on whose behalf the Consultant is acting, the Consultant shall pay the Company fifty percent (50%) of an amount equal to the dollar value of all fees, commissions, and/or other compensation received by the Consultant with respect to such Investment Opportunity. In the event that, during the term of this Agreement, the Consultant fails to identify to the Company an Investment Opportunity in respect of a Covered Transaction prior to identifying such Investment Opportunity to any other third party, and the Consultant thereafter receives compensation from such third party with respect thereto, then the Consultant shall pay the Company as liquidated damages an amount equal to the dollar value of all fees, commissions and/or other compensation received, directly or indirectly, by the Consultant with respect thereto and the Company shall have the right to setoff against the compensation hereunder the amount of such fees, commissions and/or other compensation. Any amounts payable hereunder by the Consultant to the Company shall be payable within



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thirty (30) days following the Consultant's receipt of such fees, commissions and/or other compensation.

         (d) Excluded Activities. The Company hereby acknowledges that the Consultant has substantial experience and contacts involving real estate assets that are not within the scope of Covered Transactions, including, without limitation, those real estate assets for use primarily as non-office industrial properties, retail properties, residential real estate and shopping centers, and which may result in the Consultant having Investment Opportunities with respect to such real estate assets and any other opportunities not involving real estate assets (collectively, "Excluded Activities"). The Company acknowledges further that, except as hereinafter expressly stated, the Consultant shall not have any obligation, either express or implied, to the Company with respect to any Investment Opportunity involving real estate assets that are involved in the Excluded Activities, nor shall it be a breach of any fiduciary obligation involving a corporate opportunity or otherwise for the Consultant to pursue such Investment Opportunity for its own account or to identify and pursue same on behalf of any other third party; provided, however, that Consultant shall be obligated to advise the Company after the consummation of the Excluded Activity of the nature of such Excluded Activity and furnish the Company on a confidential basis such documentation as the Company shall reasonably request to assure itself, based on its own evaluation thereof, that such Investment Opportunity involves real estate assets that are not within the scope of Covered Transactions and that no Employee was involved in the pursuit of such Excluded Activity. When and if the Company broadens its investment policies to encompass one or more classes of real estate assets other than those stated above as being within the scope of Covered Transactions, such class(es) of real estate shall thereafter be deemed to be a Covered Transaction which the Consultant and its Employees shall be authorized to identify and pursue hereunder, and which shall be subject to the Company's right of first refusal as set forth in Section 2(b) hereof as fully as if such class(es) of real estate assets had been included within the scope of Covered Transactions on the Effective Date of this Agreement; provided, however, that the specified Excluded Activities and transactions with the persons and entities set forth on Exhibit A shall not become Covered Transactions by operation of this paragraph (d) or otherwise.

         (e) Coordination of Services. The Consultant shall use diligent efforts to assure that its activities in connection with any Investment Opportunity that it has a right to pursue, either for its own account or on behalf of a third party, pursuant to paragraphs (c) or (d) of this Section 2, do not interfere with its performance of Services hereunder. Notwithstanding anything to the contrary contained in this Agreement, Consultant shall not, without the express written consent of the Company, permit Employee to pursue any Investment Opportunities involving Excluded Activities or non-Company business which are not competitive with the Company or do not interfere with or detract from the performance of Employee's duties.

         (f) Prior Contacts and Prior Services. The Company understands that, prior to the Effective Date of this Agreement, Employees of Consultant were performing brokerage, finder and referral services for such persons and/or companies as are listed on Exhibit A hereto (collectively, "Prior Contacts") and that such Employee may be entitled to commissions, fees and/or other compensation from these Prior Contacts and for the services previously performed as provided in such Exhibit A ("Prior Services"). The Company therefore agrees that the



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Consultant shall permit such Employee to receive and retain for its own benefit any commissions, fees and/or other compensation due to such Employee now or in the future from these Prior Contacts and for the Prior Services as set forth on Exhibit A, whether or not otherwise a Covered Transaction or otherwise an "Excluded Activity". In the event that any brokerage, finder or referral opportunities should be presented to the Consultant or any Employee in the future, whether by the Prior Contacts or otherwise, which would otherwise be Covered Transactions, the Consultant shall present such opportunities to the Company for approval, and if the Company declines to pursue such opportunities, the Consultant may pursue same for its own account or that of others, and any commissions, fees or other compensation earned from such opportunities shall be paid directly to the Company, with fifty percent (50%) of such amounts being paid to the Consultant by the Company as special referral compensation.

         (g) Expenses, Facilities. The Consultant shall be reimbursed by the Company promptly for all reasonable travel expenses, long distance telephone charges and the pro rata share attributable to the Services performed by the Consultant for the Company for the cost of support services, office space and accouterments as shall be reasonably necessary and appropriate for the performance of the Services for the Company incurred solely in the performance of the Services hereunder. Whenever reasonably practical, the Company shall pay in advance for the costs of airplane travel and hotel charges for Employee of Consultant performing services for the Company. The Consultant shall be solely responsible for maintaining at its sole cost and expense its support services, office space and accouterments (subject to appropriate reimbursement as described above) and for providing its employees such medical, pension or other benefits, if any, as it shall solely determine.

3. Compensation. As full compensation for the services to be provided for the Consultant hereunder, the Consultant shall receive the following payments:

         (a)       Incentive Compensation.

                  (i) The Consultant shall earn incentive compensation ("Incentive Compensation") at and subject to the closing of each Covered Transaction by the Company or an Affiliate, including any Covered Transaction which rises to the level of or otherwise becomes a Change in Control (as hereinafter defined), equal to thirty
                           (30) basis points times the Total Value (as hereinafter defined in Section 3(c) below) of such Covered Transaction, including any Operating Partnership Units, or other debt or equity securities issued by the Company or an Affiliate (hereafter "OPU's") and transferred or exchanged by the Company or an Affiliate pursuant to such Covered Transaction, which amounts shall be paid within thirty (30) days after the closing of such Covered Transaction. Notwithstanding the foregoing, if all or any part of the ownership interest in a Covered Transaction is purchased by any one or all of: Clay W. Hamlin; Jay
                           H. Shidler; or any Affiliate or either of them as defined under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, or any entity fifty percent (50%) or



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                           more owned and controlled, directly or indirectly, by
                           either or both of Messrs. Hamlin and Shidler
                           (collectively, the "Enumerated Parties"), then the percentage of the Total Value (as hereinafter defined), up to 100% thereof, deemed to have been acquired by the Company shall include the percentage purchased by such aforementioned Enumerated Parties, as if such Total Value had been acquired directly and solely by the Company.

                  (ii) An Investment Opportunity of the Company or an Affiliate involving Other Assets shall give rise to Incentive Compensation on the same basis as a Covered Transaction, except that the value of the Other Assets shall not initially be included within Total Value. The amount of the value excluded from the calculation of Total Value shall be equal to that portion of the value allocated to such Other Assets in the transaction documents, or if not so allocated, the allocation of value shall be that allocated by the Company in its internal documents for purposes of analysis of the value of such transaction. If neither of the above shall be applicable, the value of such Other Assets shall be as mutually agreed upon between the Chief Investment Officer of the Consultant and the CEO of the Company or, failing such mutual agreement, determined by Arbitration or by a mutually agreed upon consultant as to such value, subject to the following: If, within a period of one (1) year following the closing of the Covered Transaction in question the Company fails to dispose of the Other Assets that were part of the relevant Covered Transaction, then the Consultant shall be paid Incentive Compensation and entitled to the Incentive Amount (pursuant to paragraph 3(b) hereof) which would otherwise have been payable to Consultant with respect to such undisposed of Other Assets. Notwithstanding the foregoing, if the class of assets represented by the Other Assets becomes, during the one (1) year period in question, a class of assets designated by the Company as being within the scope of Covered Transactions, then the value of the Other Assets shall be included in the Total Value irrespective of any disposition.

         (b) Deferred Compensation. In addition to Incentive Compensation under paragraph 3(a), Consultant shall be entitled to additional deferred monetary compensation in connection with each Covered Transaction with respect to which it is entitled to Incentive Compensation under paragraph 3(a) hereof. Such deferred compensation, if any, shall be an amount (the "Incentive Amount") equal to the product of the Common Stock Appreciation Percentage (as hereinafter defined) times the Base Amount described below. Payment of the Incentive Amount may be requested by Consultant to be paid in a lump sum payment or in a series of payments by giving one or more Exercise Notices as described in Section 3(b)(ii)(E) below. Consultant shall be entitled to transfer to an Employee Consultant's rights hereunder relating to the Incentive Amount.



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                  (i)      The Base Amount. At the Closing Date (as hereinafter
                           defined) for each Covered Transaction with respect to which the Consultant is entitled to receive Incentive Compensation under paragraph 3(a), the Base Amount for each Covered Transaction shall be established. The Base Amount is equal to 30 basis points times the Total Value of the Covered Transaction. The Base Amount shall be adjusted retroactively as of the Transaction Date (as hereinafter defined) for any increase in the Total Value of the Covered Transaction arising from the inclusion of Other Assets in the Total Value of the Covered Transaction by operation of paragraphs 3(a) and 3(c) hereof.

                  (ii)      Definitions.

                           (A) The Transaction Date shall mean the business day prior to the earliest of (y) a public announcement of the Covered Transaction, or
                                    (z) the execution of a definitive contract with respect to the Covered Transaction.

                           (B) For purposes of this paragraph, the Common Stock of the Company shall mean a share of the voting common stock of the Company, no par value and the price of the Common Stock of the Company as of the Transaction Date or the Notice Date (as hereinafter defined), shall be equal to the weighted average of the closing prices of the Common Stock of the Company on the five (5) trading days proceeding the respective date.

                           (C) For purposes of this paragraph, the "Common Stock Appreciation Percentage" shall mean the percentage by which the value of the Common Stock of the Company on the Notice Date (as hereinafter defined) exceeds the value of the Common Stock of the Company on the Transaction Date, which percentage shall be expressed as a fraction, the numerator of which is the positive difference between the value of the Common Stock as of the Notice Date minus the value of the Common Stock as of the Transaction Date, and the denominator of which is the value of the Common Stock as of the Transaction Date. In case of any reclassification, capital reorganization, stock split or stock dividend or other change of outstanding shares of Common Stock of the Company (other than a change in par value, or from no par value to par value, or as a result of an issuance of Common Stock except by way of a subdivision, split or combination), or in case of any consolidation or merger of the Company with or into another corporation which results in a reclassification, capital reorganization or other change of outstanding shares of Common Stock, the value of the Common Stock for purposes of determining the Common Stock Appreciation Percentage shall be



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                                    determined by reference to the kind and
                                    amount of shares of Common Stock receivable upon such reclassification, capital reorganization or other change, consolidation or merger, which value shall be functionally equivalent to the value of Common Stock as it existed prior to such reclassification, change, stock split, stock dividend, consolidation or merger.

                           (D) For purpose of this paragraph and paragraph 3(a) above, the term Closing Date of the Covered Transaction shall mean the day on which the direct or indirect ownership of the assets which are the subject of the transaction passes to the Company and/or its Affiliate or Enumerated Parties, as applicable.

                           (E) For purposes of this paragraph the term Notice Date shall be each date upon which the Consultant gives notice or is deemed to give notice (the "Exercise Notice") of its intention to receive compensation with respect to all or any portion of the Incentive Amount (but not less than $5,000 or the amount of the Incentive Amount or the remainder thereof, to the extent less than $5,000, as to which no Exercise Notice previously has been given) designated in such Exercise Notice with respect to the Covered Transaction so noted. Each Exercise Notice shall specify the Covered Transaction with respect to which the Exercise Notice is being given, the amount of the Incentive Compensation payable, and a calculation of that portion of the Base Amount of the Covered Transaction with respect to which the Incentive Amount is payable. The portion of the Base Amount specified in such Exercise Notice shall be subtracted from the Base Amount with respect to the relevant Covered Transaction, for purposes of determining the Base Amount upon which any remaining Incentive Amount (and Base Amount payable under paragraph 3(b)(iv) hereof, if applicable) shall be determined and calculated in the future. No Notice Date shall be earlier than the first anniversary of the Closing Date of a Covered Transaction. No Notice Date shall be later than (i) three (3) years after termination of this Agreement on the bases set forth in paragraphs 4(b), 4(c) or 4(g) hereof, or
                                    (ii) two (2) years after termination of this Agreement on the bases set forth in paragraphs 4(e) or 4(f) hereof [subject in all events to the earlier requirement (hereinafter noted) for the Notice Date in the event Consultant voluntarily terminates the Agreement prior to the expiration of the thirty month term described in paragraph 4(a)]. Upon the expiration of such three year or two year period, as applicable, an Exercise Notice shall be delivered given and the Notice Date shall be deemed to occur with respect to any remaining Incentive Amount as to which any Base Amount may be outstanding at such time. An Exercise Notice for the Incentive



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                                    Amount or the portion thereof as to which no
                                    Exercise Notice previously has been given shall be deemed given and the Notice Date shall be deemed to occur, with respect to any remaining Incentive Amount as to which any Base Amount may be outstanding, as of the date that is one (1) year after the termination or expiration date of this Agreement if such termination is voluntarily initiated by Consultant prior to the expiration of the thirty (30) month term described in paragraph 4(a) hereof (which termination is not on account of the bases set forth in paragraph 4(c) or 4(g) hereof) or if such termination is on account of the bases set forth in paragraph 4(d) hereof. Notwithstanding anything to the contrary contained herein, in the event of a termination of this Agreement on the bases set forth in paragraphs 4(b), 4(c) or 4(g) hereof, Consultant shall be entitled to give an Exercise Notice at any time after the occurrence of such termination event, but in any event not later than the three (3) year period from termination elsewhere provided herein. Notwithstanding the above, with respect to either a Transaction that includes Other Assets or a Residual Transaction as to which Consultant is entitled to Incentive Compensation, Consultant shall not be required to give an Exercise Notice earlier than one year from the Closing Date of such Residual
                                    Transaction or from the date of inclusion of such Other Assets, as applicable, as to the Incentive Amount (and Base Amount compensation under paragraph 3(b)(iv), if applicable) which may apply with respect to such Residual Transaction or Other Assets.

                  (iii) Payment of Incentive Amount. Within thirty (30) days after the giving of an Exercise Notice with respect to any Covered Transaction, the Company shall pay the Consultant the amount due to Consultant with respect to such Covered Transaction pursuant to such Exercise Notice.

                  (iv) Payment of Base Amount. In addition to Incentive Compensation, the Consultant shall be entitled to payment of the Base Amount for any Covered Transaction (an "Open Transaction") for which payment of the Incentive Amount is payable as described above only in the event that Consultant shall be terminated on the bases set forth in paragraphs 4 (b), 4(c) or 4(g). Within thirty (30) days of the occurrence of any of such events, the Consultant shall be paid the Base Amount for each Open Transaction; provided however, payment of that portion of the Base Amount attributable to Other Assets for an Open Transaction involving Other Assets or constituting a Residual Transaction shall be made within 30 days after inclusion of such Other Assets or within 30 days after the closing of the Residual Transaction, as applicable, provided further that the portion of the Base Amount in a Residual Transaction involving



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                           Other Assets shall be paid within thirty (30) days
                           after inclusion of such Other Assets in the Base Amount.

         (c) Total Value of Transaction. Subject to paragraph 3(a)(ii), for purposes of calculating the Incentive Compensation payable and Incentive Amount available to the Consultant under Sections 3(a) and (b), the "Total Value" of a Covered Transaction shall be equal to:

                  (i) the total monetary value of cash, equity or debt securities, OPU's (valued as if it were freely tradable common stock) or other property paid or exchanged by the Company, or any Affiliate (or the Enumerated Parties), for the assets being acquired plus any mortgage debt or other debt assumed by the Company or Affiliate (or forgiveness by the Company or such Affiliate of indebtedness for which a seller or its affiliate is responsible), but excluding ordinary closing obligations such as real estate taxes and operational ordinary-course-of-business liabilities assumed by the Company or any Affiliate (collectively, the "Closing Payments"); and

                  (ii) any deferred payments to be paid to or for the benefit of the seller or its assignee under the Covered Transaction after the closing and in respect of the assets being acquired from such seller (as opposed to payments to be made in the ordinary course and in reasonable amounts for post-closing services or covenants to be performed by seller or its affiliates), such deferred payments to include "earn-out" amounts relative to post-closing performance of the assets being acquired ("Post-Closing Payments"). For purposes hereof, Total Value shall be deemed to have been paid in respect of Post-Closing Payments, and Incentive Compensation in respect thereof shall be deemed to have been earned by the Consultant, when, as and if such Post-Closing Payments are in fact earned by and paid to the seller in question.

                   The Total Value of the Closing Payments paid by the Company (or an Affiliate) or the Enumerated Parties as consideration in a Covered Transaction shall be the value stated therefor or determined under the definitive contract for such Covered Transaction. Where the Company (or an Affiliate) or the Enumerated Parties acquire less than the entire ownership interest in assets that are the subject of a Covered Transaction (a "Partial Acquisition"), Total Value shall be determined by reference to the consideration paid or assumed or forgiven in the aggregate by the Company, its Affiliates and the Enumerated Parties, and not by any other third parties. To the extent that any securities of the Company and/or any Affiliate constitute a portion of the consideration paid by the Company in respect of a Covered Transaction, whether in respect of a Closing Payment or Post-Closing Payment, but the value therefor is not so stated or cannot be so determined under the definitive contract for such Covered Transaction, such securities shall be valued at the fair market value without discount thereof on the business day immediately preceding the date on which the transfer of such securities is made to the



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

seller pursuant to the Covered Transaction, unless some other valuation methodology is agreed to by the Company and the Consultant and the relevant Employee.

4.        Term and Termination.

         (a) Basic Term. This Agreement shall be for a term of thirty (30) months, commencing as of the Effective Date hereof, unless sooner terminated by either party, with or without cause, effective as of the first business day after written notice to that effect is delivered to the other party. The Consultant shall be entitled to receive payments for Residual Transactions (as hereinafter defined and provided) in the event this Agreement expires by its terms at the end of such thirty (30) month period. The parties may, by mutual written agreement, continue this Agreement after such thirty (30) month period, in which event all provisions hereof shall continue in full force and effect until the effective date of termination pursuant to written notice or termination thereof given by either party, or until this Agreement is superseded by a new written contract governing the terms and conditions of the Consultant's provision of Services to the Company.

         (b) Premature Termination. In the event that the Company terminates this Agreement for any reason other than a For Cause termination (as hereinafter defined), death or Disability (as hereinafter defined) in accordance with the provisions of paragraphs (d), (e) or (f), respectively, of this Section 4, and if such termination occurs prior to the end of the thirty (30) month term, then notwithstanding any actual or allegedly available alternative business opportunities or other mitigation of damages by or available to the Consultant or any direct, consequential, actual or other damages purportedly incurred by the Consultant, the Consultant shall be entitled to fixed and liquidated damages constituting a lump sum payment ("Lump Sum Payment") equal to the greater of: the Prior Compensation (as defined and calculated in clause (i) below) or the applicable Fixed Amount (as described in clause (ii) below), as follows:

                  (i) the applicable "Prior Compensation" shall be the total cash compensation earned by or otherwise owed to paid or other entitlement earned by or otherwise due to the Consultant by the Company during the twelve (12) month period immediately preceding and ending with the effective date of termination, including all Incentive Compensation described below, including all Incentive Compensation paid under
                           Section 3(a) hereof, and also including all Incentive Compensation to be received with respect to Covered Transactions with respect to which contracts were executed prior to the date of termination, but excluding and without giving any effect to any Incentive Amount;

                  (ii) the applicable "Fixed Amount", which shall be the amount of: (x) $1,500,000, if termination occurs prior to October 1, 1998; (y) $1,000,00, if termination occurs after October 1, 1998 and prior to October 1, 1999; or (z) $500,000, if termination occurs after October 1, 1999 and prior to October 1, 2000.

          Only the greater of the amounts determined under clause (i) above or clause (ii) above shall be payable to the Consultant as the Lump Sum Payment, and not both. In addition to the

Lump Sum Payment, the Consultant shall be entitled to Incentive Compensation in respect of any Covered Transaction, including any Covered Transaction which rises to the level of or otherwise becomes a Change in Control (as hereinafter defined), that closes within one (1) year after such termination of this Agreement and to which the Consultant would have been entitled had the Covered Transaction closed on the day prior to such termination ("Residual Transactions"). The Consultant shall not be entitled to any Incentive Amount with respect to any such Residual Transactions, except with respect to Covered Transactions with respect to which a contract was entered into prior to termination of this Agreement. The payments provided under this Section shall be in lieu of damages, and made in exchange for a release of all claims by each of the Consultant against the Company with respect to the termination of this Agreement, but shall not be offset against or diminish any other Incentive Compensation accrued and payable as of the date of termination.

         (c) Termination by Consultant for Breach. If, at any time during the term of this Agreement, the Company commits a material breach of its obligations under this Agreement which is not cured within a reasonable period of time after notice thereof is provided to the Company, then the Consultant shall have the right, but only with the consent of Employee, by written notice to the Company given within one hundred twenty (120) days after such breach to terminate this Agreement for breach, effective as of thirty (30) days after such notice, in which event the Consultant shall have no rights or obligations under this Agreement other than as provided in Sections 5 and 6 hereof. The Consultant shall in such event be entitled to the payment of the Lump Sum Payment and Incentive Compensation in respect of Residual Transactions, as if such termination of this Agreement had been effectuated pursuant to paragraph (b) of this Section 4. Notwithstanding the foregoing, the parties acknowledge and agree that it shall not be considered a material breach of this Agreement if the Company should decide to relocate its primary corporate office to a new location which is more than fifty (50) miles from northern New Jersey, provided Consultant's Employee shall be permitted to retain an office in northern New Jersey.

         (d) Termination For Cause. This Agreement may be terminated "For Cause" as hereinafter defined. Termination "For Cause" means the termination of this Agreement on the basis or as a result of: (i) a material violation by the Consultant (or by the Company and caused by the Consultant) of any applicable material law or regulation respecting the business of the Company which has a materially detrimental effect on the business of the Company; (ii) the Consultant or Employee being found guilty of, or pleading guilty to, or otherwise being found by an arbitrator pursuant to Section 10(d) hereof to have engaged in, to the Company's material detriment, a felony or an act of dishonesty or other behavior which results in material embarrassment or discredit to the Company, whether in connection with the performance of the Services hereunder or otherwise; (iii) the commission of an act (or omission) by any officer or director of Consultant or by Employee which act would disqualify such individual from serving as an officer or director of the Company (if such individual were an officer or director of the Company) under reasonable criteria adopted by the Board of Directors of the Company, and in the case of any dispute as confirmed by an arbitrator pursuant to Section 10(d) hereof; (iv) a course of conduct of the Consultant which is repetitive or continuous and willful or grossly negligent, and which has a materially detrimental effect on the business of the Company; (v) if the Consultant permits or directs Employee to pursue and Employee does pursue any

Investment Opportunities other than those for the Company, except as specifically permitted hereunder; or (vi) an event that would entitle the Consultant to terminate its employment agreement with an Employee, on a "for cause" basis under such Agreement. Except in relation to a bona fide emergency, the Consultant shall be entitled to at least thirty (30) days' prior written notice of the Company's intention to terminate this Agreement For Cause, and such notice shall specify the basis of, causes and grounds for such termination, and shall afford the Consultant a reasonable opportunity to cure any conduct or act (if curable) and/or cease any course of conduct alleged as grounds for such termination, and a reasonable opportunity to present to the Board of Directors of the Company its position regarding any dispute relating to the existence of such cause. In the event of the termination of this Agreement For Cause, no Lump Sum Payment or any other further payments shall be due hereunder, with the sole exception being that Incentive Compensation fully earned and vested as of the date of such termination by virtue of closings of Covered Transactions completed prior to the date of termination or which are the subject of existing and outstanding contracts shall be paid, as well as Incentive Compensation earned in respect of Residual Transactions. The Incentive Amount under Section 3(b) shall be determined with respect of Covered Transactions completed prior to such termination.

         (e) Termination Upon Death. This Agreement shall terminate upon the death of an Employee. Payments that are due and owing under this Agreement at such death, including Incentive Compensation for Covered Transactions that shall have closed prior to the date of death, together with Incentive Compensation in respect of Residual Transactions, shall be made promptly to the Consultant in full settlement and satisfaction of all claims and demands of the Consultant. No Lump Sum Payment shall be due in respect of such termination.

         (f) Termination Upon Disability. The Company may terminate this Agreement after Employee is determined to have a Disability (as hereinafter defined). For purposes of this Agreement, "Disability" means such Employee's inability, as a result of physical or mental incapacity, to perform substantially his usual and customary duties in connection with the Consultant's performance of Services hereunder for a period of either four (4) consecutive months, or one hundred and twenty (120) business days within a consecutive twelve (12) month period. In the event of a dispute regarding such Employee's Disability, such dispute shall be resolved through arbitration as provided in paragraph (d) of Section 9 hereof, except that the arbitrator appointed by the American Arbitration Association shall be a duly licensed medical doctor. The Consultant shall be entitled to the compensation provided for under this Agreement during any period of such Employee's incapacitation occurring during the term of this Agreement prior to the establishment of such Employee's Disability and subsequent termination of this Agreement, including Incentive Compensation for closed Covered Transactions, and Incentive Compensation for Residual Transactions closed within one (1) year following such incapacitation. No Lump Sum Payment shall be due in respect of such termination. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to such Employee's Disability, Consultant may, after a temporary period of infirmity of such Employee, allow such Employee to resume the performance of his duties in connection with the Consultant's performance of the Services hereunder in which event no Disability of such Employee will be deemed to have occurred until the date of termination.

         (g)       Termination Upon Change in Control.

                  (i) In the event of a Change in Control (as defined below) of the Company and the termination of this Agreement, by operation of Section 4(c) within the twelve (12) months preceding, or a period of one hundred eighty (180) days after, the Change in Control, other than on a For Cause basis (or due to death or Disability), or by the Consultant within one hundred eighty (180) days after the Change in Control, the Consultant shall be entitled to such payments as if such termination had been effectuated pursuant to Section 4(b) hereof for any Transaction which rises to the level of or otherwise becomes a Change in Control.

                  (ii) For purposes of this paragraph, the term "Change in Control" means the following:

                           (A) the merger, consolidation or other material business combination of the Company, including without limitation an exchange or purchase of securities, or the sale of all or substantially all of the assets of the Company, with a publicly traded entity which has a market capitalization of Five Hundred Million Dollars ($500,000,000) or more, or a non-publicly traded entity which has net operating income of Fifty Million Dollars ($50,000,000) or more, at the time of such transaction; or

                           (B) the completion of a material business combination (including those anticipated in subclause (A) above) by the Company as a result of which, or within one hundred twenty (120) days of Closing of such transaction, either Clay W. Hamlin or Jay H. Shidler is removed or otherwise ceases to be a member of the Board of Directors of the Company other than incidentally due to his death or disability or neither of Hamlin nor Shidler retains an executive or managerial role with the Company unless failure to remain in such capacity is due to such person's death or disability.

                   Notwithstanding the above, any business combination constituting an asset-specific (i.e., non-company wide) venture or financing relationship by an investor or provider of capital, or constituting a minority investment by or in the Company, shall not qualify as a Change in Control, including, without limitation, an investment by or in the Company by or in a downreit venture or "opportunity fund" which invests in real estate companies as part of an investment strategy unrelated to any long term management or control strategy. In no event shall the prospective transaction with Baltimore Gas and Electric Company regarding the acquisition of the "Constellation" group constitute or be considered to be a Change in Control hereunder.

         (h) Company Rights Upon Termination. In the case of any termination of this Agreement or the relevant employment agreement of an Employee, the Company shall have the right to hire or place for employment such Employee.

5. Confidentiality and Loyalty. The Consultant acknowledges that heretofore or hereafter during the course of this Agreement, it and/or its Employee have produced and received, and may hereafter produce, receive and otherwise have access to, various materials, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding the Company and its subsidiaries and affiliates. Accordingly, during the term and subsequent to termination of this Agreement, the Consultant shall hold in confidence and shall not directly or indirectly disclose, use, copy or make lists of any Confidential Information and shall cause its employees to also abide by such obligations, in each case except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or by any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Consultant of the Services hereunder. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Company's business, which the Consultant shall prepare or use, shall be and remain the sole property of the Company, shall not be removed from the Company's premises without its written consent, and shall be promptly returned to the Company upon termination of the Consultant's Services hereunder. The Consultant agrees to abide by the Company's reasonable policies, as in effect from time to time, respecting confidentiality and the avoidance of interests conflicting with those of the Company.

6.        Non-Competition Covenant.

         (a) Restrictive Covenant. The Company, the Consultant and Employee have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Company, and have agreed that as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Sections 3 and 4 hereof, the Consultant hereby agrees that, except with the express prior written consent of the Company, for the term of this Agreement, as such may be extended, it will not, and will cause Employee not to, directly or indirectly compete with the business of the Company including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, consulting for, advising, brokering, acquiring, selling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of the Company to terminate employment with Company and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates a business similar to that of the Company, or by soliciting or attempting to solicit for any reason whatsoever any person or entity from whom the Company, or any Affiliate, has bought property (the "Restrictive Covenant"). For purposes of this paragraph(s), a business shall be considered "similar" to that of the Company if it is engaged in the acquisition, development, ownership, operation, management or leasing of office, medical office, office flex and related commercial properties (or Excluded Activities or Other Property Types from time to time pursued by the Company)

(i) in any geographic market or territory in which the Company owns properties during the term of this Agreement; (ii) in any "Target Market" publicly identified as an intended situs of acquisitions by the Company; or (iii) in any market in which an acquisition is proposed or pending during the term of this Agreement. An acquisition shall be deemed to be pending if it is the subject of a purchase (or lease or contribution or other acquisition or venture-related) agreement, or whose basic terms shall have been confirmed in writing under a binding or non-binding letter of intent or term sheet executed by the parties. In addition, for a period of six (6) months following the termination of this Agreement for any reason whatsoever, with or without cause, whether precipitated by the Consultant or the Company, the Consultant shall and shall cause its Employee to abandon and refrain from contact with every person and entity in connection with or concerning any potential acquisition or Covered Transaction then in the Company's "Pipeline" (as defined below). Within ten (10) business days after the termination of this Agreement, the Consultant shall deliver to the CEO of the Company, and the CEO shall deliver to the Consultant, a written statement of all acquisitions or other Projects (as hereinafter defined) in the Pipeline (the "Pipeline Statement"). The Consultant's receipt of any amounts otherwise due under Sections 4(b) or (c) or otherwise hereunder shall be conditioned on and withheld pending its providing the Pipeline Statement to the CEO. The restrictions concerning any one individual Project in the Pipeline shall continue for such six (6) month period unless the Consultant receives from the Company written notice that the Company has abandoned such Project, and any such notice shall not diminish or otherwise affect the restrictions on any other Projects contained in the Pipeline Statement. A Project shall be considered in the "Pipeline" if, as of the date of the Consultant's termination, the acquisition of the Project is pending (for example, is the subject of a letter of intent), or is subject to a written proposal or a written broker submittal. Omission of a Project from the Pipeline Statement by the Consultant shall not affect the application of this Section 6(a) to any Project that is in fact in the Pipeline. For purposes of this Agreement, a "Project" includes any potential Covered Transaction, and may take the form of (w) an acquisition for cash, or an acquisition as part of an UPREIT transaction or otherwise; (x) a development project; (y) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; or (z) any other investment by the Company or an Affiliate. If the Consultant violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant with respect to the Covered Transaction or Project which is the subject of the violation. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this paragraph (a) computed from the date the relief is granted, but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Consultant. In the event that a successor of the Company assumes and agrees to perform this Agreement or otherwise acquires the Company, this Restrictive Covenant shall continue to apply only to the primary service area of the Company as it existed immediately before such assumption or acquisition, and shall not apply to any of the successor's other offices or markets. The foregoing Restrictive Covenant shall not prohibit the ownership, directly or indirectly, of capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any corporation. Notwithstanding the foregoing, the Restrictive Covenant shall no longer remain in force against the Consultant in the event the Company shall, within the meaning of the United States Bankruptcy Code, be insolvent so as to be unable to pay its debts as they become due or be subject to a pending proceeding as a debtor under the United States Bankruptcy Code or a state proceeding such an assignment for the benefit of creditors.

         (b) Remedies for Breach of Restrictive Covenant. Consultant and each Employee acknowledges that the restrictions contained in Section 5 and this
Section 6 of this Agreement are reasonable and necessary for the protection of the legitimate proprietary business interests of the Company; that any violation of these restrictions would cause substantial injury to the Company and such interests; that the Company would not have entered into this Agreement with the Consultant without receiving the additional consideration offered by the Consultant and Employee in binding itself and himself to these restrictions; and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions; the Company shall be relieved of any further obligations under this Agreement, and, notwithstanding Section 10(d) hereof, shall be entitled to any rights, remedies or damages available at law, in equity or otherwise under this Agreement, and shall be entitled to preliminary and temporary injunctive relief granted by a court of competent jurisdiction to prevent or retrain any such violation by the Consultant and/or by Consultant's Employees and any and all other persons who are a director or officer, or who are employed by, the Consultant, such relief to be provided while the parties are awaiting the decision of the arbitrator selected in accordance with paragraph (d) of Section 10 of this Agreement, which decision, if rendered adverse to the Consultant and/or such Employee of Consultant, may include permanent injunctive relief to be granted by the court.

         (c) Restrictive Covenant of Employee. Contemporaneously with the execution and delivery of this Agreement by Consultant, Consultant has caused each Employee of Consultant to execute and deliver to the Company, a restrictive covenant agreement on substantially the same terms as set forth in this Section 5.

7. Independent Contractor Status. The Consultant, it officers and directors shall at all times during the term of this Agreement each be deemed an independent contractor and not any agent or employee of the Company. Neither the Consultant, nor any of its officers or directors, shall have any power or authority, or purport or represent itself or himself to have any power or authority, to bind or commit the Company in any manner or for any purpose whatsoever, except with the express prior written authorization of the Company's CEO or its Chairman of the Board.

8. Interest in Assets. The Consultant shall not, and shall not permit any Employee to, acquire hereunder any rights in funds or assets of the Company, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Consultant have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Consultant or any Employee.

9. Indemnification. The Company shall upon demand defend, hold harmless and indemnify the Consultant, its officers, directors, employees and agents (and their respective successors, assigns, heirs, executors and administrators) from and against all expenses and liabilities reasonably incurred by any of them including, but not limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, solely in connection with or arising out of any action, suit or proceeding for acts committed by it, him or them, as the case may be, within the scope of the Services performed pursuant to this Agreement, except to the extent that the Company would be precluded, as a matter of law under the Company's By-Laws or Certificate of Incorporation, from providing such indemnity if such Consultant were an officer or director or employee of the Company after proof by judgment that such activity precluded such indemnification.

10.       General Provisions.

         (a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Consultant, the Company and their respective successors and permitted assigns, and any successor or assign of the Company shall be deemed the "Company" hereunder. The Company shall require any Affiliate to which this Agreement may be assigned or any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such successor had taken place. The Consultant shall not have the right to assign its rights obligations hereunder without the consent of the Company and Consultant's Employee which can be withheld for any or no reason; provided, however, that the Consultant shall, to the extent permitted by law, have the right to assign to Consultant's Employee its right to receive Incentive Compensation and/or Stock Purchase Loans pursuant to Sections 3(a) and (b) hereof and to payments payable upon or arising from termination of the Agreement or related to or due upon a Change in Control.

         (b) Entire Agreement; Modifications. This Agreement and any other written agreement executed by all of the Company, Consultant and Employee that is of even date herewith constitute the entire agreement between the parties respecting the subject matter hereof, and supersede all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified, or rights of the Consultant waived or modified, except by written agreement signed by the Consultant and the Company and such Employee.

         (c) Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of New Jersey, as it constitutes the principal place of business of the Consultant.

         (d) Arbitration. Except as provided in and subject to paragraph (b) of
Section 5, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in Philadelphia, Pennsylvania, in accordance with the arbitration rules of the American Arbitration Associates (the "AAA") pertaining to service contract disputes, if any, then in effect. The arbitrator shall be selected by the parties from a list of eleven (11) arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliates with either of the parties. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Philadelphia, Pennsylvania, or telephonically. At that meeting the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute. The proceedings shall be conducted under a so-called "baseball arbitration" format, such that each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute, and the arbitrator shall be obligated to choose one (1) party's specific requested action or decision, without being permitted to effectuate any compromise or "new" position; provided, however, that the arbitrator is authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The losing party shall bear the cost of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction; including, if applicable, entry of a permanent injunction under paragraph (b) of Section 6. No arbitration involving Covered Transactions as to which any Employee is involved shall be conducted in which such Employee is not included as a party, or given an opportunity to participate as a party to such arbitration and such Employee consents thereto.

         (e) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         (f) Notices. Notices given pursuant to this Agreement shall be in writing, and shall be deemed given when received, and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid. Notices to the Company shall be addressed to the principal headquarters of the Company, to the attention of Clay W. Hamlin, Chief Executive Officer, with a copy of such notice to be provided to:

                      Howard A. Nagelberg, Esq.
                      Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker Drive
                      Suite 2700
                      Chicago, Illinois 60606

          Notices to the Consultant shall be sent to the address first stated above therefor, and in the case of any notice relating to a matter involving any Employee of Consultant, such notice shall be with a copy of such notice to be provided to such Employee and his counsel.

         (g) Authority. Each of the Company and the Consultant represents and warrants to the other that its signatory is duly authorized to execute and perform under this Agreement, without the need for any consent or approval of such party's Board of Directors or of any other party, and that this Agreement is not violative of or in conflict with any agreement, understanding, order, decree, law, regulation or other matter to which it is subject or by which it is bound.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date first above written.

CORPORATE OFFICE PROPERTIES            NET LEASE FINANCE CORP. d/b/a
TRUST                                  CORPORATE OFFICE SERVICES

By: /s/ Clay W. Hamlin                 By:
   --------------------------             ------------------------------
        Clay W. Hamlin                 Its:
                                          ------------------------------
        Chief Executive Officer